UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SENTINEL GROUP FUNDS, INC.

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Sentinel Group Funds, Inc.
Sentinel Mid Cap Value Fund

One National Life Drive
Montpelier, VT 05604

October 14, 2011

Re:	July 8, 2011 Proxy Statement re: Proposal to Approve a New Investment Sub-Advisory Agreement Between Sentinel Asset Management, Inc. and a New Sub-Adviser, Crow Point Partners, LLC

Dear [REDACTED]:

In response to your request for performance data with respect to accounts (in particular, the mid-cap portfolio of such accounts1) managed by Crow Point Partners, LLC (“Crow Point”) other than the Sentinel Mid Cap Value Fund, attached is a table and bar chart showing certain performance related data with respect to an unaffiliated open-end fund (“Fund A”) managed by Timothy O’Brien, a principal of Crow Point who is a portfolio manager of the Sentinel Mid Cap Value Fund pursuant to the interim advisory agreement. While Timothy O’Brien is named as the sole portfolio manager of Fund A, Peter DeCaprio, also a Crow Point principal and named portfolio manager of the Sentinel Mid Cap Value Fund, participates in the management of this unaffiliated fund through his position at Crow Point. Mr. O’Brien has full discretionary authority over the selection of investments for the assets in Fund A.

It is our understanding that you have requested the accompanying information in order to better understand Crow Point’s experience with investing in mid-capitalization stocks. We note that Fund A has different investment objectives and investment strategies from the Sentinel Mid Cap Value Fund, and concentrates its investments in particular industries. Fund A is classified in the mid-cap value style box by Morningstar, Inc. Please note that past performance of Fund A is not an indication of future performance of the Sentinel Mid Cap Value Fund.

A portion of Fund A’s portfolio is invested in mid-capitalization stocks, as such term is defined in the prospectus for the Sentinel Mid Cap Value Fund2 (“Mid-Capitalization Stocks”); however, actual performance for the Mid-Capitalization Stock portion of Fund A’s portfolio is not publicly available. After discussions with you and pursuant to your request, we are providing a table to you which shows:

  (i) in column 2, monthly performance for Fund A, as calculated by Morningstar, Inc. (publicly available through Morningstar Direct),

1 Normally, 80% of the Sentinel Mid Cap Value Fund’s net assets consist of investments in equity securities of mid-capitalization companies.

2 Sentinel Mid Cap Value Fund’s prospectus states: “mid-capitalization stocks are stocks of companies whose market capitalizations, at the time of purchase, are within the range from the lowest market capitalization of a stock that is included in the Standard & Poor's MidCap 400 Index or the Russell Midcap Index, up to and including the market capitalization of the largest company included in either of such indices. As of June 30, 2011, companies included in either the Standard & Poor's MidCap 400 Index or the Russell Midcap Index had market capitalizations between $517.8 million and $18.6 billion.” For purposes of the data provided in the accompanying table, we have used the range described in the prospectus for determining which stocks are Mid Capitalization Stocks (i.e., companies with market capitalizations between $517.8 million and $18.6 billion).

  (ii) in column 3, a measure of monthly performance of the Fund derived through a process that measures performance based solely on Fund A’s month end holdings (as further described below), as provided to Sentinel Asset Management, Inc. (“Sentinel”) by Crow Point, and

  (iii) in column 4, a measure of monthly performance of Fund A’s investments in Mid- Capitalization Stocks (as defined in Sentinel Mid Cap Value Fund’s prospectus) based solely on the month end holdings of such Mid-Capitalization Stocks (as further described below), provided to Sentinel by Crow Point.

The process for calculating the measures of performance reflected in columns 3 and 4 are discussed below. We note that these measures of monthly performance do not reflect actual performance of Fund A’s overall holdings, or holdings of Mid Capitalization Stocks, as the case may be, as the returns expressed in columns 3 and 4 are based solely on the portfolio holdings of Fund A at the end of the month end period and do not reflect the impact of intra-period trading, trading costs or fund expenses. In calculating such returns, Sentinel used FactSet’s Portfolio Analytics System.

In calculating the monthly returns in column 3, Sentinel determined the market value of Fund A’s holdings as of the last business day of the month-end return period (“Month End Holdings”). Sentinel then determined the market value of these same holdings on the first business day of the return period as if Fund A held these same positions on the first business day of the return period. The market value of Fund A’s Month End Holdings as of the first business day of the return period was subtracted from the market value of Fund A’s Month End Holdings as of the last business day of the return period, and the result was divided by the market value of Fund A’s Month End Holdings as of the first business day of the return period. The outcome is the monthly return reported in column 3.

In calculating the monthly returns in column 4, Sentinel used the process described in the paragraph immediately above; however, Sentinel measured performance based on Fund A’s holdings of Mid-Capitalization Stocks as of the last business day of the month-end return period, rather than the complete holdings of Fund A.

The bar chart accompanying this letter illustrates the return information of columns 3 and 4.

As noted above, the returns reflected in columns 3 and 4, and in the bar chart, do not reflect actual performance of Fund A or the Mid-Capitalization Stock portion of Fund A.

Please Note:

Fund A has different investment objectives and investment strategies from the Sentinel Mid Cap Value Fund, and concentrates its investments in particular industries. The performance information provided with this letter with respect to Fund A and the equity securities with market capitalizations between $515 million and $18.6 billion held by Fund A is not an indication of the Sentinel Mid Cap Value’s future performance and should not be relied upon for that purpose.

Sincerely,

Sentinel Mid Cap Value Fund

Additional Proxy Materials

As referenced in the accompanying letter dated October 14, 2011, below is certain performance related data with respect to an unaffiliated open-end fund, "Fund A", for which Timothy O'Brien acts as portfolio manager with full discretionary authority over the investments. Fund A is a non-diversified open end fund with at least 80% of its net assets in common, preferred and convertible preferred stocks and investment grade bonds or convertible debentures of utility and telecommunications companies. As of September 30, 2011, Fund A’s total net assets were $347 million.

1	2	3	4
Date	Fund A	Fund A	Fund A- Mid
	(Morningstar)	(Factset)	Cap (Factset)	Table Key:
11/30/08	-1.50	-0.27	0.75
12/31/08	-0.40	-0.94	-1.59	Column 2:	Fund A Monthly Returns. Source:
1/31/09	-0.68	0.17	1.94		Morningstar Direct.
2/28/09	-8.00	-8.74	-7.24
3/31/09	2.15	1.86	1.31	Column 3:	Fund A Monthly Returns calculated
4/30/09	3.03	3.26	2.03		using Factset’s Portfolio Analytics
5/31/09	3.96	4.82	3.08		System. Returns calculated from
6/30/09	1.01	2.13	1.93		Fund A’s month-end holdings
7/31/09	4.35	4.32	2.62		(assuming such investments have
8/31/09	1.90	1.47	1.12		been held by Fund A for the entire
9/30/09	3.19	3.50	2.22		period) as provided by Crow Point
10/31/09	-2.71	-2.18	-1.69		Partners, LLC. Returns do not reflect
11/30/09	5.01	5.36	3.23		the impact of intra-period trading,
12/31/09	5.19	6.52	4.43		execution or Fund A’s expenses.
1/31/10	-5.00	-5.31	-3.41	Column 4:	Monthly returns of Fund A’s
2/28/10	0.71	1.16	0.24		securities that fall within the market
3/31/10	2.77	2.66	1.04		capitalization range of $515mm to
4/30/10	1.04	2.51	1.81		$18.6b (Factset). Returns calculated
5/31/10	-7.63	-6.81	-3.85		from Fund A’s month-end holdings
6/30/10	-1.87	-1.56	-1.19		(assuming such investments have
7/31/10	5.62	4.94	2.99		been held by Fund A for the entire
8/31/10	-0.99	-0.72	-0.44		period) as provided by Crow Point
9/30/10	4.94	5.42	3.14		Partners, LLC. Returns do not reflect
10/31/10	2.18	2.17	1.04		the impact of intra-period trading,
11/30/10	-1.02	-0.65	-0.11		execution or Fund A’s expenses.
12/31/10	3.10	3.40	2.66
1/31/11	2.61	2.80	2.38	Fund A has different investment objectives and
2/28/11	2.63	2.90	1.45	investment strategies from the Sentinel Mid Cap Value Fund, and
3/31/11	1.12	1.20	0.95	concentrates its investments in particular industries.
4/30/11	4.05	4.26	3.05	The performance information provided here
5/31/11	0.92	0.98	0.67	with respect to Fund A and the equity securities with
6/30/11	-1.10	-0.49	-0.74	market capitalizations between $515 million and
7/31/11	-0.77	-0.89	-0.63	$18.6 billion held by Fund A is not an indication of
8/31/11	-0.54	-0.60	-0.48	the Sentinel Mid Cap Value’s future performance
				and should not be relied upon for that purpose.

1

Additional Proxy Materials

* The returns above do not reflect the actual returns of Fund A. Monthly returns presented have been calculated using Factset’s Portfolio Analytics System from month-end holdings provided by Crow Point Partners, LLC as described further in the accompanying letter dated October 14, 2011. “Fund A- Mid Cap” represents the return of Fund A’s holdings that fall within a market capitalization range of $515mm - $18.6b.

_____________________

Fund A has different investment objectives and investment strategies from the Sentinel Mid Cap Value Fund, and concentrates its investments in particular industries. The performance information provided with this letter with respect to Fund A and the equity securities with market capitalizations between $515 million and $18.6 billion held by Fund A is not an indication of the Sentinel Mid Cap Value’s future performance and should not be relied upon for that purpose.

2